Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE ANNOUNCEMENT REGARDING TRADEMARK LITIGATION
SAN DIEGO, October 27, 2010 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that a judgment in its ongoing trademark dispute regarding the NeuroVision® brand name was handed down by the U.S. District Court for the Central District of California (Case No. 2:09-cv-06988-R-JEM). An unfavorable jury verdict was delivered against the Company in its use of the NeuroVision name. The verdict, which NuVasive intends to immediately appeal, awarded damages to the plaintiff of $60 million. A formal judgment has not yet been entered in the case, and the damages amount is subject to change in the judge’s discretion as well as based on additional rulings to be made in the case. Any payment of damages will be delayed with the posting of a supersedeas bond, in an amount yet to be determined, while the appeals process runs its course which could take up to 2 years.
This case relates solely to the use of the NeuroVision brand name and has no impact on NuVasive’s proprietary neuromonitoring technology that underlies the NeuroVision system or future products. The Company does not anticipate any disruption to sales or the ability to meet surgery demands based on this verdict.
Alex Lukianov, Chairman and Chief Executive Officer, said, “We believe strongly that we are the proper owners of the NeuroVision name and are confident that this will be resolved through the appeals process. It is important to note that this matter solely relates to the brand name NeuroVision. It has no bearing on our proprietary technology or product platform nor will it affect our sales. We intend to immediately appeal the judgment and will provide further updates as the appeals process progresses.”

In accordance with the authoritative accounting guidance for the evaluation of contingencies, the Company has not recorded an accrual related to this litigation and will make further comments during its third quarter 2010 earnings call on Thursday, October 28, 2010 at 5:30 p.m. ET / 2:30 p.m. PT. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.
About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $5.1 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.7 billion global biologics market, the $1.7 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the risk that NuVasive may not be successful appealing the verdict related to the brand name NeuroVision; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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